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                           STARWOOD HOTELS & RESORTS
                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                             777 Westchester Avenue
                          White Plains, New York 10604


                               September 24, 1998

VIA EDGAR

Ms. Paula Dubberly, Assistant Director
Mr. David Lynn, Senior Attorney
Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

          Re: Starwood Hotels & Resorts
              Starwood Hotels & Resorts Worldwide, Inc.
              Registration Statement on Form S-3
              (Commission File Nos. 333-49955/333-49955-01)

Dear Ms. Dubberly and Mr. Lynn:

          As the offer and sale of shares to be registered pursuant to the above-captioned registration statement (the "Registration Statement") has been rescinded, the undersigned registrants hereby withdraw the Registration Statement.

                                   Very truly yours,

                                   STARWOOD HOTELS & RESORTS


                               By: /s/ SHERWIN L. SAMUELS
                                   ----------------------------
                                   Sherwin L. Samuels
                                   Secretary


                                   STARWOOD HOTELS & RESORTS
                                   WORLDWIDE, INC.


                               By: /s/ RONALD C. BROWN
                                   ----------------------------
                                   Ronald C. Brown
                                   Chief Financial Officer